INFOBLOX INC.
2012 EQUITY INCENTIVE PLAN
Notice of Grant of Award of Market Stock Units

GRANT NUMBER:___________
Unless otherwise defined herein, the terms defined in the Infoblox Inc. (the “Company”) 2012 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Market Stock Unit Award (the “Grant Notice”) and the attached Award Agreement, including any appendices thereto (the “Award Agreement”).

Participant:
Address:

The Company hereby grants to the holder listed above (“you” or the “Participant”), an award (the “Award”) of Market Stock Units (the “Units”), each of which is a right to receive the value of one (1) Share of Common Stock, on the terms and conditions set forth herein and in the Award Agreement and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Award Agreement.

Grant Date:
Target Number of Units:	_______, subject to adjustment as provided by the Award Agreement.
Maximum Number of Units:	_______, which is 175% of the Target Number of Units, subject to adjustment as provided by the Award Agreement.
Performance Periods:	Subject to Section 9.1 of the Award Agreement:
1-Year Performance Period	The single fiscal year beginning August 1, 2015 and ending July 31, 2016.
2-Year Performance Period	The two fiscal years beginning August 1, 2015 and ending July 31, 2017.
3-Year Performance Period	The three fiscal years beginning August 1, 2015 and ending July 31, 2018.
Benchmark Index:	The Russell 2000 (^RUT)
Performance Differential:
The positive difference (“Positive Performance Differential”) or negative difference (“Negative Performance Differential”), measured in percentage points (rounded to the nearest 1/10th of 1%) for the applicable Performance Period, between the Company Total Stockholder Return and the Benchmark Index Total Return, both determined in accordance with Section 2 of the Award Agreement.

Performance Multiplier:
For Positive Performance Differential
A percentage (rounded to the nearest 1/10th of 1% and not greater than 175%) equal to the sum of (a) 100% plus (b) the product of 2.0 and the Positive Performance Differential, as illustrated by Appendix A.

For Negative Performance Differential	A percentage (rounded to the nearest 1/10th of 1% and not less than 0%) equal to (a) 100% reduced by (b) the product of 3.0 and the Negative Performance Differential, as illustrated by Appendix A.
Earned Units:
1-Year Performance Period Earned Units
The number of 1-Year Performance Period Earned Units, if any (not to exceed one-third of the Target Number of Units), shall equal the product of (a) one-third of the Target Number of Units and (b) the Performance Multiplier determined for the 1-Year Performance Period, as illustrated by Appendix A.

2-Year Performance Period Earned Units
The number of 2-Year Performance Period Earned Units, if any (not to exceed one-third of the Target Number of Units), shall equal the product of (a) one-third of the Target Number of Units and (b) the Performance Multiplier determined for the 2-Year Performance Period.

3-Year Performance Period Earned Units
The number of 3-Year Performance Period Earned Units, if any (not to exceed the Maximum Number of Units when combined with the 1-Year Performance Period Earned Units and the 2-Year Performance Period Earned Units), shall equal the excess, if any, of (a) the product of (i) the Target Number of Units and (ii) the Performance Multiplier determined for the 3-Year Performance Period, over (b) the sum of the 1-Year Performance Period Earned Units and the 2-Year Performance Period Earned Units.

Vesting Date:	Except as otherwise provided by the Award Agreement, the Vesting Date for each Performance Period shall be the last day of such Performance Period.
Vested Units:
Except as otherwise provided by the Award Agreement, provided that the Participant’s Service has not terminated prior to the Vesting Date for the applicable Performance Period, the Earned Units for such Performance Period, if any, shall become Vested Units on the Vesting Date.

Settlement Date:
Except as otherwise provided by Section 9 of the Award Agreement, for each Vested Unit, settlement shall be made within 30 days following the Vesting Date, or the Certification Date, if later, but in any event no later than the 15th day of the third calendar month following the end of the calendar year in which the Vesting Date occurs.

Expiration Date:
This Award expires on the later of the Settlement Date or the last day of final Performance Period, provided, however that it will expire earlier if your Service terminates earlier, as described in the Award Agreement.

You understand that your employment or consulting relationship or Service with the Company or Subsidiary is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law, and that nothing in this Grant Notice, the Award Agreement or the Plan changes the at-will nature of that relationship. You acknowledge that the vesting of the Units pursuant to this Grant Notice is earned only by continuing Service as an Employee, Director or Consultant of the Company. You agree and acknowledge that the Vesting Schedule may change prospectively in the event that your Service status changes between full and part time status, or in the event of certain leaves of absence, in accordance with Company policies relating to work schedules and vesting of awards. By accepting this Award, you consent to electronic delivery as set forth in the Award Agreement.

You have read both the Award Agreement and the Plan.  By accepting this Award Agreement, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan, the Grant Notice, and the Award Agreement. Without limiting the generality of the foregoing, by accepting this Award Agreement, you consent to the electronic delivery, if applicable, as set forth in the Award Agreement.

INFOBLOX INC.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:

APPENDIX A
ILLUSTRATION OF PERFORMANCE MULTIPLIER
AND RESULTING NUMBER OF EARNED UNITS

Performance Differential (Percentage Point Difference of Company Total Stockholder Return Over/Under Benchmark Index Total Return)	Performance Multiplier*	Earned Units (Per 1,000 Target Units)
45.0	175.0%	1,750
40.0	175.0%	1,750
35.0	170.0%	1,700
30.0	160.0%	1,600
25.0	150.0%	1,500
20.0	140.0%	1,400
15.0	130.0%	1,300
10.0	120.0%	1,200
5.0	110.0%	1,100
4.0	108.0%	1,080
3.0	106.0%	1,060
2.0	104.0%	1,040
1.0	102.0%	1,020
0.5	101.0%	1,010
0.1	100.2%	1,002
0	100.0%	1,000
-0.1	99.7%	997
-0.5	98.5%	985
-1.0	97.0%	970
-2.0	94.0%	940
-3.0	91.0%	910
-4.0	88.0%	880
-5.0	85.0%	850
-10.0	70.0%	700
-15.0	55.0%	550
-20.0	40.0%	400
-25.0	25.0%	250
-30.0	10.0%	100
-35.0	0.0%	0
-40.0	0.0%	0

*Notwithstanding the applicable performance multiplier as set forth above, for purposes of the calculation of Earned Units for each of the Year 1 Performance Period and the Year 2 Performance Period, the maximum number of Earned Units a Participant shall receive for each such Year 1 and Year 2 Performance Periods shall not exceed one-third of the Target Number of Units as set forth in the Grant Notice.

APPENDIX A CONTINUED
ILLUSTRATIONS OF CALCULATION OF EARNED UNITS
PER 1,000 TARGET UNITS

Company Total Stockholder Return Exceeds Benchmark Index Total Return

Assumptions:

Infoblox Inc.:
Average Per Share Closing Price (beginning)		$20.00
Average Per Share Closing Price (ending)		$25.00

Russell 2000 Index:
Average Closing Index Value (beginning)		1,200.00
Average Closing Index Value (ending)		1,320.00

Computations:

Company Total Stockholder Return	((25.00 / 20.00) - 1) x 100	25.0%

Benchmark Index Total Return	((1320 / 1200) - 1) x 100	10.0%

Performance Multiplier	100 + (2 x (25.0 - 10.0))	130.0%

Earned Units	1,000 x 130.0%	1,300

Company Total Stockholder Return Is Less Than Benchmark Index Total Return

Assumptions:

Infoblox Inc.:
Average Per Share Closing Price (beginning)		$20.00
Average Per Share Closing Price (ending)		$20.00

Russell 2000 Index:
Average Closing Index Value (beginning)		1,200.00
Average Closing Index Value (ending)		1,320.00

Computations:

Company Total Stockholder Return	((20.00 / 20.00) - 1) x 100	0.0%

Benchmark Index Total Return	((1320 / 1200) - 1) x 100	10.0%

Performance Multiplier	100 + (3 x (0.0 - 10.0)	70.0%

Earned Units	1,000 x 70.0%	700

INFOBLOX INC.
MARKET STOCK UNITS AWARD AGREEMENT
(U.S. PARTICIPANTS)

Infoblox Inc. (the “Company”) has granted to the Participant named in the Market Stock Units Grant Notice (the “Grant Notice”) to which this Market Stock Units Award Agreement (this “Award Agreement”) is attached an Award consisting of Market Stock Units (each a “Unit”) subject to the terms and conditions set forth in the Grant Notice and this Award Agreement. The Award has been granted pursuant to and shall in all respects be subject to the terms and conditions of the Infoblox Inc. 2012 Equity Incentive Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Award Agreement, the Plan and a prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares issuable pursuant to the Award (the “Plan Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Award Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Award Agreement or the Plan.
Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings assigned by the Plan.

1.	The Award.
The Company hereby grants to the Participant the Award set forth in the Grant Notice, which, depending on the extent to which a performance goal is attained during the Performance Periods, may result in the Participant earning as little as zero (0) Units or as many as the Maximum Number of Units. Subject to the terms of this Award Agreement and the Plan, each Unit, to the extent it is earned and becomes a Vested Unit, represents a right to receive on the applicable Settlement Date one (1) Share of Common Stock. Unless and until a Unit has been determined to be an Earned Unit and has vested and become a Vested Unit as set forth in the Grant Notice and this Award Agreement, the Participant will have no right to settlement of such Unit. Prior to settlement of any earned and vested Units, such Units will represent an unfunded and unsecured obligation of the Company.

2.	Measurement of Components of Performance Differential.
The components of the Performance Differential shall be determined for each of the Performance Periods in accordance with the following:

2.1
“Company Total Stockholder Return” means the percentage point increase or decrease in (a) the Average Per Share Closing Price for the 30 market trading days ending on the last market trading day of the applicable Performance Period over (b) the Average Per Share Closing Price for the 30 market trading days ending on the last market trading day immediately preceding the first day of the applicable Performance Period.

2.2
“Average Per Share Closing Price” means the average of the daily closing prices per Share of Common Stock as reported on the securities exchange constituting the primary market for the Common Stock for all trading days falling within an applicable 30 market trading day period described in Section 2.1.

2.3
“Benchmark Index Total Return” means the percentage point increase or decrease in (a) the Average Closing Index Value for the 30 market trading days ending on the last market trading day of the applicable Performance Period over (b) the Average Closing Index Value for the 30 market trading days ending on the last market trading day immediately preceding the first day of the applicable Performance Period.

2.4
“Average Closing Index Value” means the average of the daily closing index values of the Benchmark Index for all trading days falling within an applicable 30 market trading day period described in Section 2.3.

3.	Committee Certification of Earned Units.
As soon as practicable following completion of each Performance Period, but no later than thirty (30) days following such completion except as provided in Section 9.1, the Committee shall determine and certify, in accordance with the requirements of Section 162(m) of the Code, in writing the Performance Differential attained for such Performance Period, the resulting Performance Multiplier and the number of Units which have become Earned Units for such Performance Period (the date of such certification being the “Certification Date”); provided, however, that the Committee shall retain discretion to reduce, but not increase the number of Units that would otherwise vest as a result of the Company’s performance for the Performance Period.

4.	Vesting of Earned Units.

4.1	Normal Vesting. Except as otherwise provided by this Award Agreement, Earned Units shall vest and become Vested Units as provided by the Grant Notice.

4.2
Forfeiture upon Termination of Employment. If the Participant’s Service terminates for any reason, all Units subject to the Award which have not become Vested Units as of the time of such termination of Service (“Unvested Units”) shall be forfeited to the Company and all rights of Participant to such Unvested Units shall immediately terminate. Notwithstanding the foregoing, if a Participant’s Change in Control Severance Agreement or other similar agreement or employment agreement with the Company provide for additional service credit in the event of a termination of Service, such Participant shall receive additional service credit, provided that it shall not affect the determination of whether Units have been earned pursuant to performance metrics in the Grant Notice.

4.3	Vesting Upon a Corporate Transaction. In the event of a Corporate Transaction, the vesting of Earned Units shall be determined in accordance with Section 9.1.

5.	Settlement.
Except as otherwise provided by Section 9, for each Vested Unit, settlement shall be made within 30 days following the Vesting Date, or the Certification Date, if later, but in any event no later than the 15th day of the third calendar month following the end of the calendar year in which the Vesting Date occurs.

6.	No Stockholder Rights.
Unless and until such time as Shares are issued in settlement of Vested Units, Participant shall have no ownership of the Shares allocated to the Units and shall have no right to dividends or to vote such Shares.

7.	Dividend Equivalents.
Dividends, if any (whether in cash or Shares), shall not be credited to Participant.

8.	No Transfer.
Prior to the issuance of Shares of Common Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award nor any interest therein shall be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

9.	Corporate Transaction.
In the event of a Corporate Transaction, this Section 9 shall determine the treatment of the Units which have not otherwise become Vested Units.

9.1
Effect of Corporate Transaction on Award. In the event of a Corporate Transaction, (i) the number of Earned Units for each Performance Period that has ended prior to the closing of the Corporate Transaction (the “Closing Date”) in accordance with the schedule for such Performance Period set forth in the Grant Notice (a “Completed Performance Period”) shall, if not previously certified by the Committee in accordance with Section 3 and settled in accordance with Section 5, be determined and certified by the Committee in accordance with Section 3 and settled in accordance with Section 5 within 30 days following the Closing Date in accordance with Section 5, but in any event no later than the 15th day of the third calendar month following the end of the calendar year in which the Closing Date occurs (the “Completed Performance Period Units”); and (ii) the 1-Year Performance Period and the 2-Year Performance Period, to the extent not Completed Performance Periods and subject to Section 9.1(a), shall be disregarded and the remaining Earned Units (if any) and the vesting thereof shall be determined based on an adjusted performance period that ends on the day immediately preceding the Closing Date (the “Adjusted Performance Period”) as follows:

(a)	Earned Units. The number of Earned Units for the Adjusted Performance Period shall be determined, taking into account the following:

(i)
The number of Adjusted Performance Period Earned Units, if any (not to exceed the Maximum Number of Units when combined with Completed Performance Period Earned Units), shall equal the excess, if any, of (a) the product of (i) the Target Number of Units and (ii) the Performance Multiplier determined for the Adjusted Performance Period, over (b) the Completed Performance Period Earned Units.

(ii)
The Company Total Stockholder Return shall be determined as provided by Section 2.1, except that the Average Per Share Closing Price for the 30 market trading days ending on the last market trading day of the Adjusted Performance Period shall be replaced with the price per Share of Common Stock to be paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Corporate Transaction (or, in the absence of such agreement, the closing price per Share of Common Stock on the last trading day of the Adjusted Performance Period as reported on the securities exchange constituting the primary market for the Common Stock).

(iii)
The Benchmark Index Total Return shall be determined as provided by Section 2.3, except that for the purposes of clause (a) thereof, the Average Closing Index Value shall be determined for the 30 market trading days ending on the last market trading day of the Adjusted Performance Period.

Immediately following the determination pursuant to this Section 9.1(a), all Units subject to the Award which are not Earned Units (the “Unearned Units”) shall terminate and the Award, to the extent of the Unearned Units, shall cease to be outstanding.

(b)
Vested Units. As of the last day of the Adjusted Performance Period and provided that the Participant’s Service has not terminated prior to such date, a portion of the Earned Units determined in accordance with Section 9.1(a) shall become Vested Units (the “Accelerated Units”), with such portion determined by multiplying the total number of Earned Units by a fraction, the numerator of which equals the number of days contained in the Adjusted Performance Period and the denominator of which equals the number of days contained in the corresponding original Performance Period determined without regard to this Section, less the number of Completed Performance Period Units. The Accelerated Units shall be settled in accordance Section 5 within 30 days following the Closing Date but in any event no later than the 15th day of the third calendar month following the end of the calendar year in which the Closing Date occurs.

(c)
Unvested Units. Except as otherwise provided by Section 9.1(b), that portion of the Earned Units determined in accordance with Section 9.1(a) in excess of the number of Accelerated Units (such excess portion, a “Time-Vesting Unit Award”) shall become Vested Units in equal installments on the remaining original Vesting Date(s), provided that the Participant’s Service has not terminated prior to the applicable Vesting Date. The Units subject to the Time-Vesting Unit Award which become Vested Units shall be settled on the applicable Settlement Date in accordance with Section 5, provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share of Common Stock on the effective date of the Corporate Transaction was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares of Common Stock). For the purposes of this Section 9.1(c), the Settlement Date shall occur upon or as soon as practicable following the applicable Vesting Date, but in any event no later than the 15th day of the third calendar month following the end of the calendar year in which the Vesting Date occurs.

(d)
Vested Units in Corporate Transaction in which Awards are not Assumed. Notwithstanding anything to the contrary in Section 9.1(c) above or in the Plan, in the event of a Corporate Transaction in which the Units are not assumed or replaced by the successor entity, all of the Earned Units (as determined in accordance with Section 9.1(a) above) shall become Vested Units as of the last day of the Adjusted Performance Period and shall be settled in accordance Section 5 within 30 days following the Closing Date but in any event no later than the 15th day of the third calendar month following the end of the calendar year in which the Closing Date occurs.

9.2
Qualifying Termination in Connection with Corporate Transaction. Notwithstanding anything to the contrary in Section 9.1, in the event of a Corporate Transaction, if a Participant’s Change in Control Severance Agreement or other similar agreement or employment agreement with the Company provide for additional service credit or accelerated vesting in the event of a qualifying termination of Service in connection with a Corporate Transaction, this Award Agreement shall be read in conjunction therewith, provided, however, that provisions of this Award Agreement shall govern except to the extent that such Participant would receive greater benefits under the Change in Control Severance Agreement or other similar agreement or employment agreement with the Company.

10.	Section 280G Provision.

10.1
Best After-Tax Result. In the event that any payment or benefit received or to be received by Participant pursuant to this Award Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 10.1 hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Award Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Participant otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Participant (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Participant pays all taxes at the highest marginal rate. The Company and Participant shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 10.1(i) (B) above applies, then any reduction in payments and/or benefits required by this Section 6 shall occur in the following order: (1) reduction of cash payments; (2) reduction of acceleration of vesting of equity awards; and (3) reduction of other benefits paid to Participant. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Participant’s Equity Awards. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 10.2 hereof shall apply, and the enforcement of Section10.2 shall be the exclusive remedy to the Company.

10.2
Adjustments. If, notwithstanding any reduction described in Section 10.1 hereof (or in the absence of any such reduction), the IRS determines that Participant is liable for the Excise Tax as a result of the receipt of one or more Payments, then Participant shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Participant’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Participant from the Payments. If the Excise Tax is not eliminated pursuant to this Section 10.2, Participant shall pay the Excise Tax.

11.	Compliance with Section 409A.
Payments made pursuant to this Plan and Award are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award agreement to ensure that all Awards are made in a manner that qualifies for exemption from or complies with Section 409A of the Code, provided however, that the Company makes no representations that the Award will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Award.

12.	Tax Consequences
Participant acknowledges that there will be tax consequences upon settlement of the Units or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition in the jurisdiction where he or she is subject to tax.

13.	Withholding Taxes and Stock Withholding.

13.1
In General. Regardless of any action the Company or Participant’s actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the Units to reduce or eliminate Participant’s liability for Tax-Related Items.

13.2
Withholding. Prior to the settlement of Participant’s Units, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer. With the Committee’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to Participant when Participant’s Units are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization), or (c) any other arrangement approved by the Company. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this section.

14.	Miscellaneous Provisions.

14.1
Acknowledgement. The Company and Participant agree that the Units are granted under and governed by the Grant Notice, this Award Agreement and the provisions of the Plan. Participant: (i) acknowledges receipt of a copy of the Plan and the Plan Prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Award subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Grant Notice.

14.2
Entire Agreement; Enforcement of Rights. This Award Agreement, the Plan and the Grant Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Award Agreement, nor any waiver of any rights under this Award Agreement, shall be effective unless in writing and signed by the parties to this Award Agreement. The failure by either party to enforce any rights under this Award Agreement shall not be construed as a waiver of any rights of such party.

14.3
Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

14.4
Governing Law; Severability. If one or more provisions of this Award Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Award Agreement, (ii) the balance of this Award Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Award Agreement shall be enforceable in accordance with its terms. This Award Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

14.5
No Rights as Employee, Director or Consultant. Nothing in this Award Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s Service, for any reason, with or without cause.

14.6
Consent to Electronic Delivery of All Plan Documents and Disclosures. By acceptance of this Award, Participant consents to the electronic delivery of the Notice, this Award Agreement, the Plan, account statements, Plan Prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Award. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail at equity@infoblox.com. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at equity@infoblox.com. Finally, Participant understands that Participant is not required to consent to electronic delivery.

14.7
Award Subject to Company Clawback or Recoupment. The Units shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to executive officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of Participant’s Units (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Units.

BY ACCEPTING THIS AWARD, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE, IN THE GRANT NOTICE AND IN THE PLAN.